Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No 3 to Registration Statement on Form S-1 of our report dated September 23, 2011, relating to the combined balance sheets of the European Operations of Spectrum Group International, Inc. (as defined in Note 1 thereto, the “Companies”) as of June 30, 2011 and 2010, and the related combined statements of operations, stockholders’ equity, and cash flows for each of the years then ended, appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Fabregas/Mercade

Barcelona, Spain

July 5, 2012